Exhibit 10.1

AMENDMENT NO. 4

to the

MANUFACTURING AND SUPPLY AGREEMENT

entered into as of September 30, 2001

by and between

ACS Dobfar, SpA and Cubist Pharmaceuticals, Inc.

This AMENDMENT NO. 4 (“Amendment No. 4”), to that certain Manufacturing and Supply Agreement (as amended to date pursuant to Amendments Nos. 1, 2 and 3, the “Agreement”) entered into as of September 30, 2001, is made this 22nd day of September, 2006 (“Amendment No. 4 Effective Date”), by and between ACS Dobfar, SpA, an Italian corporation (“ACSD”), and Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”). Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning set forth in the Agreement, and the Agreement shall be amended to incorporate any additional definitions provided for in this Amendment No. 4, including definitions in the preamble and recitals hereto.

WHEREAS, Cubist and ACSD desire to amend the Agreement as set forth in this Amendment No. 4;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.             Amendment of Section 1.  The Agreement is hereby amended by deleting the definitions of “CIP” and “Contract Year.”

2.             Amendment of Section 5.1.  The Agreement is hereby amended by deleting the table included in Section 5.1 of the Agreement and by replacing “the following yearly purchases:” at the end of the first paragraph of Section 5.1 with the following:

minimum purchases in the amount of [ ]* in each calendar year until [ ]*.

3.                                       Amendment of Section 5.7.  The Agreement is hereby amended by:

(a)           Replacing “Payment Schedule” in the heading of Section 5.7 of the Agreement with “Invoicing”; and

(b)           deleting the remainder of Section 5.7, starting with “ will follow promptly behind the invoicing…” and replacing such language with the following:

 “, as well as any other Product supplied under this Agreement, shall be in accordance with Section 6.3(a).”

4.             Amendment of Section 6.1.  The Agreement is hereby amended by inserting the word “base” in between “at a” and “price” in the first paragraph of Section 6.1 of the Agreement and by adding the following language at the end of such first paragraph, immediately preceding the period:

through [ ]* and [ ]* in [ ]* ( the “Base Price”), and the Base Price shall [ ]*. [ ]*

Notwithstanding anything in the foregoing to the contrary, from [ ]* until [ ]*, Cubist shall pay [ ]* for every [ ]* hereunder.  On or around [ ]* after the Amendment No. 4

*Confidential Treatment Requested.  Omitted portions filed with the Securities and Exchange Commission (the “Commission”).

Effective Date, the parties will discuss in good faith whether any adjustment to the above is appropriate.  In addition, if the [ ]* above or below [ ]* on or after [ ]*, the parties shall discuss in good faith whether an adjustment to the Base Price is appropriate.

The second paragraph of Section 6.1 is hereby amended by inserting the words “the Base Price of” in between “will pay” and [ ]* in the second-to-last line of such second paragraph and by adding the following language at the end of such second paragraph, immediately preceding the period:

, subject to the first paragraph of this Section 6.1.

5.             Amendment of Section 6.3(a).  The Agreement is hereby amended by deleting “receipt by Cubist of” in the first line of Section 6.3(a) of the Agreement and by replacing “Certificate of Analysis, Batch Records, and Manufacturing Compliance Reports as required by Exhibit D with respect to such Product.” in the first sentence of such Section with “provided that, Cubist shall not have an obligation to pay an invoice [ ]*.”

6.             Amendment of Section 6.4. The Agreement is hereby amended by deleting the first three sentences of Section 6.4 of the Agreement and the following language at the beginning of the fourth paragraph: “Notwithstanding the above, for calendar year 2005 only,” and by replacing both instances of the word “Milan” with “Agnani”, such that Section 6.4 shall begin “The Product will be delivered “Ex works” Agnani, …”

7.             Amendment of Section 12.1. The Agreement is hereby amended by deleting Section 12.1 thereof in its entirety and replacing it with the following Section 12.1:

12.1        Term

This Agreement shall take effect as of the Effective Date and shall remain in effect until December 31, 2015, unless sooner terminated in accordance with Section 12.2 or extended in accordance with this Section 12.1. Unless, not later than [ ]*, Cubist notifies ACSD in writing that Cubist does not desire to extend the term of Agreement, the term of the Agreement will be extended for an additional two years; provided, that, ACSD and Cubist have negotiated in good faith a revision to the prices charged for Product, pursuant to Section 6.1 hereof, based on ACSD’s then current costs to manufacture Product. All applicable terms and conditions of this Agreement shall remain in effect during the extension term, unless expressly amended in writing by the parties. Cubist may renew this Agreement for additional two-year extension terms by providing written renewal notice to ACSD not later than twelve (12) months prior to the expiration of the then current extension term.

8.             Amendment to Exhibits.  The Agreement is hereby amended by replacing Exhibits C-1 (Master Product Specifications) and D (Quality Requirements) with the attached Exhibits C and D.  The parties intend to amend Exhibit D in the near future.

9.             No Other Amendments.  Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed and shall remain in full force and effect.  The terms and conditions herein and subject matter hereof shall at all times be

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

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considered Confidential Information of Cubist, as defined in the Agreement. The Agreement and this Amendment No. 4 shall be read and construed together as a single agreement and the term “Agreement”

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

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shall be deemed a reference to the Agreement as amended by this Amendment No. 4.  This Amendment No. 4 may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.  In making proof of this Amendment No. 4 it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Amendment No. 4 has been executed under seal by the parties hereto to be effective as of the day and year first above written.

ACS DOBFAR SpA

By:	/s/ Marco Falciani

Name: Marco Falciani

Title: President

Date: 9/22/06

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney

Name: Michael W. Bonney

Title: President & CEO

Date: 9/22/06